Exhibit 99.1

8333 Douglas Avenue, Suite 1100 Dallas, Texas 75225 T 214.238.5700 F 214.238.5701

Capital Southwest Announces Financial Results for Fourth Fiscal Quarter and Fiscal Year Ended March 31, 2026
Dallas, Texas – May 13, 2026 – Capital Southwest Corporation (“Capital Southwest,” “CSWC” or the “Company”) (Nasdaq: CSWC), an internally managed business development company focused on providing flexible financing solutions to support the acquisition and growth of middle market businesses, today announced its financial results for the fourth fiscal quarter ended March 31, 2026.
Fourth Quarter Fiscal Year 2026 Financial Highlights
•Total Investment Portfolio: $2.1 billion
◦Credit Portfolio of $1.9 billion
▪99% 1st Lien Senior Secured Debt
▪$155.3 million in new committed credit investments during the quarter
▪Weighted Average Yield on Debt Investments: 10.8%
▪Current non-accruals with a fair value of $22.7 million, representing 1.1% of the total investment portfolio
◦Equity Portfolio of $181.0 million
▪$2.4 million in new equity co-investments during the quarter
•Pre-Tax Net Investment Income: $35.2 million, or $0.59 per weighted average common share outstanding
•Estimated Undistributed Taxable Income ("UTI"): $1.07 per share as of March 31, 2026
•LTM Operating Leverage: 1.4% as of March 31, 2026
•Dividends: Paid Total Dividends for the quarter ended March 31, 2026 of $0.64
◦Paid $0.58 per share Regular Quarterly Dividend ($0.1934 per share in each of January, February and March 2026)
◦Paid $0.06 per share Supplemental Quarterly Dividend in March 2026
•Net Realized and Unrealized Depreciation: $7.1 million, or 0.3% of total investments at fair value
◦$0.1 million of net appreciation related to the equity portfolio
◦$7.9 million of net depreciation related to the credit portfolio
◦$0.7 million net realized and unrealized income tax benefit
•Balance Sheet:
◦Cash and Cash Equivalents: $29.0 million
◦Total Net Assets: $1,011.0 million
◦Net Asset Value (“NAV”) per Share: $16.69

Fiscal Year 2026 Financial Highlights
•Total Investment Portfolio: Increased by $312.1 million in total fair value, from $1.8 billion to $2.1 billion, representing 17% growth during the year
◦Credit Portfolio increased by $310.6 million, representing 19% growth during the year
•Investment Income: $232.1 million for the year ended March 31, 2026, representing a $27.7 million, or 13.5% increase, as compared to the year ended March 31, 2025
•Operating Leverage: Decreased to 1.4% as of March 31, 2026 as compared to 1.7% as of March 31, 2025
•Dividends: Declared and paid total dividends of $2.56 per share
◦$2.32 per share in regular quarterly dividends
◦$0.24 per share in supplemental quarterly dividends
◦Estimated UTI balance at the end of the fiscal year ended March 31, 2026 was $1.07 per share

In commenting on the Company’s results, Michael Sarner, President and Chief Executive Officer, stated, “The March quarter was another strong quarter for Capital Southwest, with approximately $158 million of originations in five new and 12 existing portfolio companies. Our portfolio continued to generate significant income for our shareholders, producing $0.59 of pre-tax net investment income per share. During the quarter, the Board of Directors again declared a regular quarterly dividend of $0.58 per share, of which $0.1934 per share will be paid for each of April, May and June 2026, and a supplemental quarterly dividend of $0.06 to be paid in June 2026. Further, non-accruals represented only 1.1% of the total investment portfolio at fair value at year end. On the capitalization front, we continued to efficiently raise equity capital during the quarter, raising approximately $26 million through our Equity ATM Program, and increasing the total leverage commitment to SBIC II by $50 million. Subsequent to quarter end, our joint venture, CapTrin Partners LLC ("CapTrin"), closed a $150 million revolving credit facility. The facility includes an accordion feature that allows for an increase of the total commitments to up to $350 million, subject to certain conditions. We continue to be excited about the enhanced ability that CapTrin will provide Capital Southwest to compete for and win high-quality lower middle market opportunities.”

Fourth Quarter Fiscal Year Investment Activities
During the quarter ended March 31, 2026, the Company originated $157.7 million in new commitments, consisting of investments in five new portfolio companies totaling $114.0 million and add-on commitments in 12 portfolio companies totaling $43.7 million. New portfolio company originations were comprised of $112.3 million in first lien senior secured debt and $1.7 million in equity investments.
During the quarter ended March 31, 2026, the Company received proceeds of $57.7 million from six portfolio company prepayments and exits, generating a weighted average IRR of 14.2%. Total proceeds were comprised of $49.9 million from debt investments and $7.8 million from equity investments.

For the year ended March 31, 2026, the Company originated $762.3 million in new commitments and received proceeds of $252.6 million from portfolio company prepayments and exits.

Fourth Fiscal Quarter 2026 Operating Results

For the quarter ended March 31, 2026, Capital Southwest reported total investment income of $57.8 million, compared to $61.4 million in the prior quarter. The decrease in investment income was primarily attributable to a decrease in interest income due to a decrease in arranger fees received during the quarter and a decrease in the weighted average yield on debt investments, primarily due to a decrease in base rates.
For the quarter ended March 31, 2026, total operating expenses (excluding interest expense) were $5.3 million, compared to $8.8 million in the prior quarter. The decrease was primarily attributable to a decrease in accrued bonus compensation.
For the quarter ended March 31, 2026, interest expense was $17.3 million, compared to $18.1 million in the prior quarter. The decrease is primarily attributable to a decrease in the weighted average interest rate on total debt from 5.65% to 5.50%, which was driven primarily by a reduction in base rates on Capital Southwest's credit facilities.

For the quarter ended March 31, 2026, total pre-tax net investment income was $35.2 million, compared to $34.6 million in the prior quarter.
For the quarter ended March 31, 2026, there was a tax provision of $0.6 million, compared to a tax benefit of $2.4 million in the prior quarter. The benefit in the prior quarter included a $2.4 million deferred tax benefit, which was primarily attributable to an increase in the tax basis of investments held at Capital Southwest Equity Investments, Inc., our wholly owned subsidiary that has elected to be treated as a corporation for U.S. federal income tax purposes.
During the quarter ended March 31, 2026, Capital Southwest recorded total net realized and unrealized losses on investments of $7.1 million, compared to $1.9 million of total net realized and unrealized losses in the prior quarter. For the quarter ended March 31, 2026, the total net realized and unrealized losses on investments reflected net realized and unrealized gains on equity investments of $0.1 million, net realized and unrealized losses on debt investments of $7.9 million and a net realized and unrealized income tax benefit of $0.7 million. The net increase in net assets resulting from operations was $27.5 million for the quarter, compared to $32.9 million in the prior quarter.
The Company’s NAV at March 31, 2026 was $16.69 per share, compared to $16.75 per share in the prior quarter. The decrease in NAV per share from the prior quarter is primarily due net realized and unrealized losses on investments, partially offset by the issuance of common stock at a premium to NAV per share through the Equity ATM Program (as described below).

Fiscal Year 2026 Operating Results
For the year ended March 31, 2026, Capital Southwest reported total investment income of $232.1 million, compared to $204.4 million in the prior year. The increase in investment income was primarily attributable to an increase in average debt investments outstanding and an increase in dividend income, partially offset by a decrease in weighted average yield on debt investments primarily due to a decrease in base interest rates.
For the year ended March 31, 2026, total operating expenses (excluding interest expense) were $28.9 million, compared to $29.0 million in the prior year.
For the year ended March 31, 2026, interest expense was $66.6 million, compared to $55.0 million in the prior year. The increase was primarily attributable to an increase in average debt outstanding.
For the year ended March 31, 2026, total pre-tax net investment income was $136.6 million, compared to $120.4 million in the prior year.
During the year ended March 31, 2026, Capital Southwest recorded total net realized and unrealized losses on investments of $20.3 million, compared to $47.2 million in the prior year. For the year ended March 31, 2026, the total net realized and unrealized losses on investments reflected net realized and unrealized gains on equity of $22.4 million, net realized and unrealized losses on debt of $36.5 million and realized and unrealized income tax provision of $6.2 million. The net increase in net assets resulting from operations was $113.0 million, compared to $70.5 million in the prior year.
The Company's NAV at March 31, 2026 was $16.69, as compared to $16.70 at March 31, 2025.

Liquidity and Capital Resources
At March 31, 2026, Capital Southwest had approximately $29.0 million in unrestricted cash and money market balances and $364.2 million of unused capacity under the Corporate Credit Facility (as defined below) and the SPV Credit Facility (as defined below). The regulatory debt to equity ratio at the end of the quarter was 0.90 to 1.

As of March 31, 2026, Capital Southwest had the following borrowings outstanding:
•$245.0 million of total debt outstanding on the Corporate Credit Facility
•$100.0 million of total debt outstanding on the SPV Credit Facility
•$224.6 million, net of amortized debt issuance costs, of the 5.125% convertible notes due November 2029
•$344.0 million, net of amortized debt issuance costs, of the 5.950% Notes due 2030
•$217.7 million, net of unamortized debt issuance costs, of SBA Debentures (as defined below)

In August 2016, CSWC entered into a senior secured credit facility (the “Corporate Credit Facility”) to provide additional liquidity to support its investment and operational activities. Borrowings under the Corporate Credit Facility accrue interest on a per annum basis at a rate equal to the applicable SOFR rate plus 2.15%. On August 2, 2023, CSWC entered into the Third Amended and Restated Senior Secured Revolving Credit Agreement that (1) increased commitments under the Corporate Credit Facility from $400 million to $435 million; (2) added an uncommitted accordion feature that could increase the maximum commitments up to $750 million; (3) extended the end of the Corporate Credit Facility's revolving period from August 9, 2025 to August 2, 2027 and extended the final maturity from August 9, 2026 to August 2, 2028; and (4) amended several financial covenants. As of March 31, 2026, the total commitments under the Corporate Credit Facility were $510 million provided by 11 lenders.
Capital Southwest SPV LLC ("SPV") is a wholly owned special purpose vehicle that was formed to hold investments for the SPV Credit Facility to support our investment and operating activities. On March 20, 2024, SPV entered into a special purpose vehicle financing credit facility (the "SPV Credit Facility"). The SPV Credit Facility included an initial commitment of $150 million. Pursuant to the terms of the loan agreement, on June 20, 2024, total commitments automatically increased from $150 million to $200 million. The SPV Credit Facility also includes an accordion feature that allows increases up to $400 million of total commitments from new and existing lenders on the same terms and conditions as the existing commitments. Borrowings under the SPV Credit Facility bear interest at three-month Term SOFR plus 2.50% per annum during the revolving period ending on March 20, 2027 and three-month Term SOFR plus an applicable margin of 2.85% thereafter. SPV (i) paid unused commitment fees of 0.10% through April 20, 2024 and (ii) pays unused commitment fees of 0.35% thereafter, on the unused lender commitments under the SPV Credit Facility, in addition to other customary fees. Under the SPV Credit Facility, SPV also pays a utilization fee based on the amount of borrowings utilized. The SPV Credit Facility matures on March 20, 2029.
In September 2025, the Company issued $350 million in aggregate principal amount of 5.950% Notes due 2030 (the "September 2030 Notes"). The September 2030 Notes were issued at a price of 99.345% of the aggregate principal amount of the September 2030 Notes, resulting in yield-to-maturity of 6.104%. The September 2030 Notes mature on September 18, 2030 and may be redeemed in whole or in part at any time prior to August 18, 2030, at par plus a "make-whole" premium, and thereafter at par. The September 2030 Notes bear interest at a rate of 5.950% per year, payable semi-annually in arrears on March 18 and September 18 of each year.
On October 13, 2025, the Company redeemed, in full, $150 million in aggregate principal amount of the issued and outstanding October 2026 Notes and redeemed, in full, $71.9 million in aggregate principal amount of the issued and outstanding August 2028 Notes. Each of the October 2026 Notes and the August 2028 Notes were redeemed at 100% of their principal amount, plus the accrued and unpaid interest thereon, through, but excluding, the redemption date. There was no "make-whole" premium required to be paid in connection with either redemption. The Company recognized a realized loss on extinguishment of debt, equal to the write-off of the related unamortized debt issuance costs, of approximately $2.2 million during the quarter ended December 31, 2025.
The Company has an "at-the-market" offering (the "Equity ATM Program"), pursuant to which the Company may offer and sell, from time to time through sales agents, up to $1 billion of shares of its common stock. During the quarter ended March 31, 2026, the Company sold 1,104,220 shares of its common stock under the Equity ATM Program at a weighted-average price of $23.13 per share, raising $25.5 million of gross proceeds. Net proceeds were $25.2 million after commissions to the sales agents on shares sold. As of March 31, 2026, the Company has $129.9 million available under the Equity ATM Program.
Our wholly owned subsidiaries, Capital Southwest SBIC I, LP (“SBIC I”) and Capital Southwest SBIC II, LP ("SBIC II" and together with SBIC I, the "SBIC Subsidiaries"), each received a license from the Small Business Administration (the "SBA") to operate as a Small Business Investment Company ("SBIC") under Section 301(c) of the Small Business Investment Act of 1958, as amended, on April 20, 2021 and April 17, 2025, respectively. The SBIC licenses allow the SBIC Subsidiaries to obtain leverage by issuing SBA-guaranteed debentures ("SBA Debentures"), subject to the issuance of a leverage commitment by the SBA. SBA Debentures are loans issued to an SBIC that have interest payable semi-annually and a ten-year maturity. The interest rate is fixed shortly after issuance at a market-driven spread over U.S. Treasury Notes with ten-year maturities. For two or more SBICs under common control, the maximum amount of outstanding SBA Debentures cannot exceed $350 million. As of March 31, 2026, SBIC I had a total leverage commitment from the SBA in the amount of $175.0 million, all of which was drawn, and SBIC II had a total leverage commitment from the SBA in the amount of $90.0 million, of which $48.0 million was drawn.

Share Repurchase Program
On July 28, 2021, the Company's Board of Directors (the "Board") approved a share repurchase program authorizing the Company to repurchase up to $20 million of its outstanding shares of common stock in the open market at certain thresholds below its NAV per share, in accordance with guidelines specified in Rules 10b5-1(c)(1)(i)(B) and 10b-18 under the Securities Exchange Act of 1934, as amended. On August 31, 2021, the Company entered into a share repurchase agreement, which became effective immediately, and the Company will cease purchasing its common stock under the share repurchase program upon the earlier of, among other things: (1) the date on which the aggregate purchase price for all shares equals $20 million including, without limitation, all applicable fees, costs and expenses; or (2) upon written notice by the Company to the broker that the share repurchase agreement is terminated. During the quarter ended March 31, 2026, the Company did not repurchase any shares of the Company’s common stock under the share repurchase program.

Regular Quarterly Dividend of $0.58 Per Share and Supplemental Quarterly Dividend of $0.06 Per Share for Quarter Ended March 31, 2026

On February 24, 2026, the Board declared a regular quarterly dividend of $0.58, of which $0.1934 per share will be paid in each of April, May and June 2026 and a supplemental quarterly dividend of $0.06 per share payable in June 2026, each of which is detailed in the table below.
The Company’s regular quarterly dividend for the quarter ending June 30, 2026 will be payable as follows:

Declared	Ex-Dividend Date	Record Date	Payment Date	Amount Per Share
2/24/2026	4/15/2026	4/15/2026	4/30/2026	$0.1934
2/24/2026	5/15/2026	5/15/2026	5/29/2026	$0.1934
2/24/2026	6/15/2026	6/15/2026	6/30/2026	$0.1934

The Company’s supplemental quarterly dividend for the quarter ending March 31, 2026 will be payable as follows:

Declared	Ex-Dividend Date	Record Date	Payment Date	Amount Per Share
2/24/2026	6/15/2026	6/15/2026	6/30/2026	$0.06

Total Regular Dividends per Share for Quarter Ending June 30, 2026:	$0.58
Total Supplemental Dividend per Share for Quarter Ending June 30, 2026:	$0.06
Total Dividends per Share for Quarter Ending June 30, 2026:	$0.64

When declaring dividends, the Board of Directors reviews estimates of taxable income available for distribution, which may differ from net investment income under generally accepted accounting principles. The final determination of taxable income for each year, as well as the tax attributes for dividends in such year, will be made after the close of the tax year.

Capital Southwest maintains a dividend reinvestment plan ("DRIP") that provides for the reinvestment of dividends on behalf of its registered stockholders who hold their shares with Capital Southwest’s transfer agent and registrar, Equiniti Trust Company.  Under the DRIP, if the Company declares a dividend, registered stockholders who have opted into the DRIP by the dividend record date will have their dividend automatically reinvested into additional shares of Capital Southwest's common stock.

Fourth Quarter 2026 Earnings Results Conference Call and Webcast
Capital Southwest has scheduled a conference call on Thursday, May 14, 2026, at 11:00 a.m. Eastern Time to discuss the fourth quarter 2026 financial results. You may access the call by using the Investor Relations section of Capital Southwest's website at www.capitalsouthwest.com, or by using http://edge.media-server.com/mmc/p/pbkbn3z6.
An audio archive of the conference call will also be available on the Investor Relations section of Capital Southwest’s website.
For a more detailed discussion of the financial and other information included in this press release, please refer to the Capital Southwest's Annual Report on Form 10-K for the fiscal year ended March 31, 2026 to be filed with the Securities and Exchange Commission (the "SEC") and Capital Southwest’s Fourth Fiscal Quarter 2026 Earnings Presentation to be posted on the Investor Relations section of Capital Southwest’s website at www.capitalsouthwest.com.

About Capital Southwest
Capital Southwest Corporation (Nasdaq: CSWC) is a Dallas, Texas-based, internally managed business development company with approximately $2.1 billion in investments at fair value as of March 31, 2026. Capital Southwest is a middle market lending firm focused on supporting the acquisition and growth of middle market businesses with $5 million to $50 million investments across the capital structure, including first lien, second lien and non-control equity co-investments. As a public company with a permanent capital base, Capital Southwest has the flexibility to be creative in its financing solutions and to invest to support the growth of its portfolio companies over long periods of time.

Forward-Looking Statements
This press release contains historical information and forward-looking statements with respect to the business and investments of Capital Southwest, including, but not limited to, the statements about Capital Southwest's future performance and financial performance and financial condition, and the timing, form and amount of any distributions or supplemental dividends in the future. Forward-looking statements are statements that are not historical statements and can often be identified by words such as "will," "believe," "expect" and similar expressions and variations or negatives of these words. These statements are based on management's current expectations, assumptions and beliefs. They are not guarantees of future results and are subject to numerous risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement. These risks include risks related to: changes in the markets in which Capital Southwest invests; changes in the financial, capital, and lending markets; changes in the interest rate environment and its impact on our business and our portfolio companies; regulatory changes; tax treatment; our ability to operate the SBIC Subsidiaries as small business investment companies; the uncertainty associated with the imposition of tariffs and trade barriers and changes in trade policy and its impact on our portfolio companies and our financial condition; the impact of geopolitical conditions on our portfolio companies and opportunities available to us; an economic downturn or recession and its impact on the ability of our portfolio companies to operate and the investment opportunities available to us; the impact of supply chain constraints on our portfolio companies; and the elevated levels of inflation and its impact on our portfolio companies and the industries in which we invests.
Readers should not place undue reliance on any forward-looking statements and are encouraged to review Capital Southwest's Annual Report on Form 10-K for the year ended March 31, 2026 and any subsequent filings with the SEC, including the "Risk Factors" sections therein, for a more complete discussion of the risks and other factors that could affect any forward-looking statements. Except as required by the federal securities laws, Capital Southwest does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

Investor Relations Contact:
Michael S. Sarner, President and Chief Executive Officer
214-884-3829

CAPITAL SOUTHWEST CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(In thousands, except shares and per share data)

	March 31,	March 31,
	2026	2025
	(Unaudited)
Assets
Investments at fair value:
Non-control/Non-affiliate investments (Cost: $1,689,152 and $1,403,623, respectively)	$1,682,425	$1,436,316
Affiliate investments (Cost: $338,124 and $304,824, respectively)	340,760	292,891
Control investments (Cost: $92,208 and $70,913, respectively)	74,261	56,092
Total investments (Cost: $2,119,485 and $1,779,360, respectively)	2,097,446	1,785,299
Cash and cash equivalents	29,045	43,221
Restricted cash	400	1,650
Receivables:
Dividends and interest	31,678	30,303
Escrow	612	1,926
Other	2,190	2,018
Income tax receivable	717	94
Debt issuance costs (net of accumulated amortization of $13,172 and $10,357, respectively)	6,870	9,266
Other assets	8,560	9,063
Total assets	$2,177,518	$1,882,840
Liabilities
SBA Debentures (net of $5,333 and $4,082, respectively, of unamortized debt issuance costs)	$217,667	$170,918
October 2026 Notes (net of $— and $1,154, respectively, of unamortized debt issuance costs)	—	148,846
August 2028 Notes (net of $— and $1,681, respectively, of unamortized debt issuance costs)	—	70,194
2029 Convertible Notes (net of $5,413 and $6,893, respectively, of unamortized debt issuance costs)	224,587	223,107
September 2030 Notes (net of $6,029 and $—, respectively, of unamortized debt issuance costs)	343,971	—
Credit Facilities	345,000	343,000
Other liabilities	21,629	23,038
Accrued restoration plan liability	529	555
Income tax payable	636	2,769
Deferred tax liability	12,507	16,780
Total liabilities	1,166,526	999,207

Commitments and contingencies (Note 12)

Net Assets
Common stock, $0.25 par value: authorized, 75,000,000 shares at March 31, 2026 and March 31, 2025; issued, 60,577,181 shares at March 31, 2026 and 52,912,796 shares at March 31, 2025	15,144	13,228
Additional paid-in capital	1,074,854	959,123
Total distributable (loss) earnings	(79,006)	(88,718)
Total net assets	1,010,992	883,633
Total liabilities and net assets	$2,177,518	$1,882,840
Net asset value per share (60,577,181 shares outstanding at March 31, 2026 and 52,912,796 shares outstanding at March 31, 2025)	$16.69	$16.70

CAPITAL SOUTHWEST CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except shares and per share data)

	Years Ended
	March 31,
	2026	2025	2024
	(Unaudited)
Investment income:
Interest income:
Non-control/Non-affiliate investments	$163,124	$152,952	$133,329
Affiliate investments	26,283	20,015	17,209
Control investments	2,613	1,226	—
Payment-in-kind interest income:
Non-control/Non-affiliate investments	9,841	9,819	7,737
Affiliate investments	3,948	2,214	2,471
Control investments	622	644	—
Dividend income:
Non-control/Non-affiliate investments	1,934	4,125	3,533
Affiliate investments	10,750	421	230
Control investments	24	—	7,983
Fee income:
Non-control/Non-affiliate investments	9,000	8,340	4,257
Affiliate investments	1,849	2,179	759
Control investments	89	135	82
Other income	2,028	2,369	545
Total investment income	232,105	204,439	178,135
Operating expenses:
Compensation	11,925	11,143	10,631
Share-based compensation	4,977	6,963	4,518
Interest	66,617	54,959	43,088
Professional fees	5,044	4,685	3,705
General and administrative	6,954	6,242	5,244
Total operating expenses	95,517	83,992	67,186
Income before taxes	136,588	120,447	110,949
Federal income, excise and other taxes	2,949	1,424	1,135
Deferred taxes	(1,828)	841	(191)
Total income tax provision	1,121	2,265	944
Net investment income	$135,467	$118,182	$110,005
Realized gain (loss)
Non-control/Non-affiliate investments	$20,822	$(46,722)	$(18,062)
Affiliate investments	(6,992)	273	(6,500)
Control investments	—	(260)	(15,047)
Income tax provision	(8,312)	(2,941)	(286)
Total net realized gain (loss) on investments, net of tax	5,518	(49,650)	(39,895)
Net unrealized (depreciation) appreciation on investments
Non-control/Non-affiliate investments	(39,307)	916	1,584
Affiliate investments	14,454	6,354	(6,688)
Control investments	(3,125)	(1,188)	18,727
Income tax benefit (provision)	2,146	(3,659)	17
Total net unrealized (depreciation) appreciation on investments, net of tax	(25,832)	2,423	13,640
Net realized and unrealized (losses) gains on investments	(20,314)	(47,227)	(26,255)
Realized loss on extinguishment of debt	(2,156)	(387)	(361)
Realized loss on disposal of fixed assets	(2)	(20)	—
Net increase in net assets from operations	$112,995	$70,548	$83,389

Pre-tax net investment income per share - basic	$2.39	$2.50	$2.72
Net investment income per share – basic	$2.37	$2.46	$2.70
Net increase in net assets from operations – basic	$1.98	$1.47	$2.05
Net increase in net assets from operations - diluted	$1.90	$1.47	$2.05
Weighted average common shares outstanding – basic	56,529,604	47,448,093	40,727,133
Weighted average common shares outstanding – diluted	65,828,805	51,187,714	40,727,133